Exhibit 99.2

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 3000 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE NOTES

HOUSTON — October 16, 2012 — ZaZa Energy Corporation (“ZaZa”) (NASDAQ: ZAZA) today announced that it has commenced an offering, through a private placement, of up to $40 million of Convertible Senior Notes due 2017.  The Convertible Notes will be convertible into shares of ZaZa common stock, and are expected to have a conversion price reflecting a conversion premium between 15% and 20% above the market price of the common stock, provided that the conversion price will not be below $2.50 per share.  ZaZa intends to use the net proceeds from the proposed offering, after discounts and offering expenses, to fund drilling capital expenditures and leasehold transactions and for general corporate purposes.

The notes are being offered inside the United States to qualified institutional buyers and accredited investors in a private placement in reliance on Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

This press release contains forward-looking statements. Forward-looking statements give ZaZa’s current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information.  Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom.  Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in ZaZa’s filings with the Securities and Exchange Commission.

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Sard Verbinnen & Co.

Dan Gagnier, +1-212-687-8080

dgagnier@sardverb.com

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM